Exhibit 99.1

CITIZENS HOLDING COMPANY REPORTS INCREASED EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—October 22, 2010—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and nine months ended September 30, 2010.

Net income for the three months ended September 30, 2010 increased to $1.781 million, or $0.37 per share-basic and diluted, from $1.737 million, or $0.36 per share-basic and $0.35 per share-diluted for the same quarter in 2009. Net interest income for the third quarter of 2010, after the provision for loan losses for the quarter, was $6.884 million, approximately 2.7% higher than the same period in 2009. The Company experienced a decrease in yield on interest earning assets which partially offset the decrease in the provision for loan losses. The provision for loan losses for the three months ended September 30, 2010 was $397 thousand compared to $1.124 million for the same period in 2009. The net interest margin decreased to 3.96% in the third quarter of 2010 from 4.34% in the same period in 2009 primarily because the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits. Non-interest income decreased in the third quarter of 2010 by approximately $361 thousand, or 17.3%, while non-interest expenses decreased $239 thousand, or 3.6%, compared to the same period in 2009. Non-interest expense decreased mainly due to reductions in occupancy and other operating expenses partially offset an increase in salaries and benefits.

Net income for the nine months ended September 30, 2010 increased 0.3% to $5.453 million, or $1.13 per share-basic and $1.12 per share-diluted, from $5.436 million, $1.12 per share-basic and $1.11 per share-diluted, for the nine months ended September 30, 2009. Net interest income for the nine months ended September 30, 2010, after the provision for loan losses, increased 3.2% to $20.340 million from $19.702 million for the same period in 2009. Net interest margin decreased to 4.04% in 2010 from 4.20% in 2009. The provision for loan losses for the nine months ended September 30, 2010 was $1.717 million compared to the provision of $2.264 million in 2009. The decrease in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions. Non-interest income decreased by $413 thousand, or 7.5%, and non-interest expense increased by $231 thousand, or 1.3%, for the nine months ended September 30, 2010 when compared to September 30, 2009. The reduction in non-interest income was due to a reduction in the income from bank owned life insurance. Non-interest expense increased mainly due to an increase in salaries and benefits partially offset by reductions in other operating expenses.

As of September 30, 2010, total assets increased by $2.830 million, or 0.3%, and deposits decreased by $11.335 million, or 2.0%, when compared to December 31, 2009. Loans, net of unearned income, during this period decreased by $17.656 million, or 3.9%, due to a lack of demand for new loans and payments on existing loans. Non-performing assets increased by $795 thousand to $15.109 million at September 30, 2010 compared to December 31, 2009 because of an increase in non-accrual loans offset by a decrease in other real estate and loans 90 days or more past due.

During the three quarters of 2010, the Company paid dividends totaling $0.63 per share. This represents an increase of 5.0% over the dividends paid in the three quarters of 2009.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-three banking locations in ten counties in East Central Mississippi and has a Loan Production Office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Interest income and fees	$9,462	$10,475	$28,789	$30,729
Interest expense	2,181	2,651	6,732	8,763

Net interest income	7,281	7,824	22,057	21,966

Provision for loan losses	397	1,124	1,717	2,264

Net interest income after provision for loan losses	6,884	6,700	20,340	19,702

Non-interest income	1,720	2,081	5,109	5,522
Non-interest expense	6,370	6,609	18,562	18,331

Net income before taxes	2,234	2,172	6,887	6,893
Income taxes	453	435	1,434	1,457

Net income	$1,781	$1,737	$5,453	$5,436

Earnings per share - basic	$0.37	$0.36	$1.13	$1.12

Earnings per share - diluted	$0.37	$0.35	$1.12	$1.11

Average shares outstanding-basic	4,838,411	4,862,784	4,834,657	4,855,028

Average shares outstanding-diluted	4,851,044	4,939,121	4,862,560	4,916,687

	As of September 30, 2010	As of December 31, 2009
Balance Sheet Data:
Total assets	$842,834	$840,004
Total earning assets	762,797	764,780
Loans, net of unearned income	429,565	447,221
Allowance for loan losses	6,296	5,526
Total deposits	558,468	569,803
Long-term borrowings	84,800	74,947
Shareholders’ equity	81,384	74,597
Book value per share	$16.82	$15.42
Dividends paid per share	$0.63	$0.81

Average Balance Sheet Data:
Total assets	$840,125	$806,213
Total earning assets	764,134	732,968
Loans, net of unearned income	441,153	441,841
Total deposits	560,699	559,036
Long-term borrowings	86,916	79,774
Shareholders’ equity	78,237	74,330

Non-performing assets:
Non-accrual loans	11,957	9,794
Loans 90+ days past due	141	1,291
Other real estate owned	3,011	3,229

Net charge-offs as a percentage of average net loans	0.21%	0.45%

Performance Ratios:
Return on average assets	0.87%	0.89%
Return on average equity	9.29%	9.71%

Net interest margin (tax equivalent)	4.04%	4.20%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com